T-3 Energy Services Announces Third Quarter 2006 Income of $0.46
Per Diluted Share From Continuing Operations
HOUSTON, TEXAS, (PRIMEZONE WIRE) — October 30, 2006. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported third quarter 2006 income from continuing operations of $5.1 million, or $0.46 per diluted share, up 16% and 15%, respectively, from $4.4 million or $0.40 per diluted share reported for the second quarter 2006 and up 143% and 130%, respectively, from $2.1 million, or $0.20 per diluted share, reported for the third quarter of 2005. Year to date 2006 income from continuing operations of $13.4 million, or $1.23 per diluted share, was up 158% and 156%, respectively, from $5.2 million, or $0.48 per diluted share, reported during 2005. Revenues for the third quarter of 2006 increased 16% over the second quarter of 2006 and 71% over the third quarter of 2005. Year to date 2006 revenues increased 67% over the prior year to date. The third quarter 2006 and year to date 2006 financial results include a charge, net of tax, of $0.4 million and $0.9 million, respectively, associated with FASB Statement No. 123 (R), “Share-Based Payment”, and $0.3 million, net of tax, of costs related to the Form S-1 Registration Statement and subsequent Amendments (“S-1 costs”). Excluding the impact of the stock based compensation costs and S-1 costs, T-3 Energy’s income from continuing operations increased 173% and 180% from the third quarter of 2005 and year to date 2005, respectively.
For the third quarter of 2006 and year to date 2006, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding stock based compensation costs and S-1 costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $10.2 million and $25.9 million, respectively, a 140% and 120% increase over the same periods for 2005, respectively.
The Company’s increase in revenues was primarily attributable to improved demand for its products and services resulting from historically higher price levels for oil and correspondingly higher levels of construction of new and refurbishment of existing drilling rigs that require the type of equipment T-3 manufactures. As a result, backlog has increased to $61.1 million at September 30, 2006, a 194% increase over September 30, 2005 backlog of $20.8 million. Management believes that its T-3 branded products continue to gain market acceptance, resulting in greater sales to customers that use its products in both their domestic and international operations. For example, T-3 original equipment revenues have increased 93% in the third quarter of 2006 as compared to the third quarter of 2005. The increase in the Company’s manufacturing capacity through facility expansions and improvements has also contributed to the increased revenues. T-3’s geographical expansions into East Texas, the Rocky Mountain and Midwest regions have positively impacted the Company’s 2006 results, and management believes opportunities exist in those regions for future growth in all of the Company’s product lines.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “The continuing increase in demand for our original equipment products and the increase in our manufacturing capacity through facility expansions and improvements have resulted in an increase in our revenues for the third quarter. Original equipment products accounted for 65% of our revenues for the quarter. Even with the increase in shipments of all of our products, and particularly our original equipment products, our backlog continues to grow. Our engineering group continues to be on target for the development and design of our new wellhead product line that will be rolled out in the first quarter of 2007. Our goal is to continue to increase our market share with our existing and the introduction of our future original equipment products and through our geographical expansion.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters and year to date ended September 30, 2006 and 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Products	$33,439	$16,464	$86,903	$41,554
Services	10,744	9,327	31,028	29,058

	44,183	25,791	117,931	70,612

Cost of revenues:
Products	21,273	10,634	56,412	27,087
Services	6,082	6,140	17,452	18,424

	27,355	16,774	73,864	45,511

Gross profit	16,828	9,017	44,067	25,101

Operating expenses	8,723	5,578	23,056	15,714

Income from operations	8,105	3,439	21,011	9,387

Interest expense	234	146	744	1,219

Interest income	(6)	(15)	(18)	(69)

Other (income) expense, net	(205)	(10)	(681)	19

Income from continuing operations before provision for income taxes	8,082	3,318	20,966	8,218

Provision for income taxes	2,978	1,214	7,613	3,052

Income from continuing operations	5,104	2,104	13,353	5,166

Loss from discontinued operations, net of tax	(20)	(3,856)	(150)	(3,781)

Net income (loss)	$5,084	$(1,752)	$13,203	$1,385

Basic earnings (loss) per common share:
Continuing operations	$.48	$.20	$1.26	$.49

Discontinued operations	$—	$(.37)	$(.01)	$(.36)

Net income (loss) per common share	$.48	$(.17)	$1.25	$.13

Diluted earnings (loss) per common share:
Continuing operations	$.46	$.20	$1.23	$.48

Discontinued operations	$—	$(.36)	$(.01)	$(.35)

Net income (loss) per common share	$.46	$(.16)	$1.22	$.13

Weighted average common shares outstanding:
Basic	10,625	10,582	10,601	10,582

Diluted	11,003	10,716	10,881	10,659

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share amounts)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,242	$1,162
Accounts receivable — trade, net	28,529	21,527
Inventories	27,614	18,268
Notes receivable, current portion	734	480
Deferred income taxes	2,118	1,731
Prepaids and other current assets	1,082	5,887

Total current assets	62,319	49,055
Property and equipment, net	24,113	18,652
Notes receivable, less current portion	35	327
Goodwill, net	71,130	69,607
Other intangible assets, net	2,681	2,325
Other assets	645	822

Total assets	$160,923	$140,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$15,763	$12,943
Accrued expenses and other	12,778	9,439
Current maturities of long-term debt	4,511	36

Total current liabilities	33,052	22,418

Long-term debt, less current maturities	—	7,058
Other long-term liabilities	46	82
Deferred income taxes	3,045	2,018

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 and 25,000,000 shares authorized at September 30, 2006 and December 31, 2005, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 20,000,000 and 25,000,000 shares authorized at September 30, 2006 and December 31, 2005, respectively, 10,736,871 and 10,581,986 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	11	11
Warrants, 327,862 issued and outstanding at September 30, 2006 and 332,862 issued and outstanding at December 31, 2005.	644	644
Additional paid-in capital	125,145	123,175
Retained deficit	(2,217)	(15,420)
Accumulated other comprehensive income	1,197	802

Total stockholders’ equity	124,780	109,212

Total liabilities and stockholders’ equity	$160,923	$140,788

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$5,104	$2,104	$13,353	$5,166
Stock-based compensation costs, net of tax	387	—	863	—
S-1 costs, net of tax	261	—	261	—

Non-GAAP Income from continuing operations (B)	$5,752	$2,104	$14,477	$5,166

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.46	$0.20	$1.23	$0.48
Stock-based compensation costs, net of tax	0.04	—	0.08	—
S-1 costs, net of tax	0.02	—	0.02	—

Non-GAAP continuing operations diluted earnings per share (B)	$0.52	$0.20	$1.33	$0.48

ADJUSTED EBITDA:
GAAP Income from continuing operations	$5,104	$2,104	$13,353	$5,166
Stock-based compensation costs, net of tax	387	—	863	—
S-1 costs, net of tax	261	—	261	—
Provision for income taxes	3,312	1,214	8,192	3,052
Depreciation and amortization	896	795	2,550	2,412
Interest Expense	234	146	744	1,219
Interest Income	(6)	(15)	(18)	(69)

Adjusted EBITDA (A)	$10,188	$4,244	$25,945	$11,780

(A)	Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding stock-based compensation costs and S-1 costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B)	Non-GAAP income from continuing operations is equal to income from continuing operations plus stock-based compensation costs and S-1 costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus stock-based compensation costs and S-1 costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding stock-based compensation costs and S-1 costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.